Exhibit 4.4


                               AMENDMENT AGREEMENT

THIS AGREEMENT dated the 3rd day of February, 2005 (the "Agreement Date")

BETWEEN:


ERWIN BARTZ, businessman, of 92 Timbercrest Drive Port Moody, BC V3H 4T1

           (the "Manager")

                                                               OF THE FIRST PART

AND:

           SMARTIRE SYSTEMS INC., a company duly incorporated pursuant to the laws of the Province of British Columbia, having an office at 150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1

           ("SmarTire" or the "Company")

                                                              OF THE SECOND PART

A. The Manager and SmarTire entered into a management agreement (the "Management Agreement") dated January 3, 2001 whereby SmarTire appointed the Manager as an officer of SmarTire;

B. SmarTire and the Manager wish to amend the terms of the Management Agreement on the terms and conditions set forth herein.

THEREFORE, in consideration of the mutual covenants and premises contained herein, and payment of $10, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.         DEFINITIONS

1.1 In this Amendment Agreement, the following terms have the meaning as ascribed below:

(a) "Acquisition" means an acquisition of substantially all of SmarTire or of substantially all assets of SmarTire by a party not an Affiliate of SmarTire prior to completion of the acquisition;

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(b)        "Affiliate" means a director, officer, wholly or partially owned subsidiary or 10% or greater shareholder of SmarTire, or a company controlled by such person or any party acting in conjunction with such person;

(c) "Hostile Takeover" means a Takeover that the directors of SmarTire recommend to shareholders to reject in a management circular;

(d) "Merger" means a merger by SmarTire with a corporation that was not an Affiliate prior to completion of the merger;

(e) "Takeover" means a successful tender offer (as that term is determined by reference to the United States Securities Exchange Act of 1934) or takeover bid (as that term is defined in the Securities Act (British Columbia)) that has been made by a party who was not an Affiliate prior to the completion of the tender offer or takeover;

(f) "Termination Date" means the date which is one (1) year from the date of termination plus one month for each year of the Manager's employment with SmarTire to a maximum of two (2) years.

2.         TERMINATION PROVISIONS AMENDED

2.1 The following is added to section 7.3 of the Agreement, entitled "Termination by Company", and shall be construed and interpreted in accordance with this Amendment Agreement:

2.2 "Notwithstanding anything else in this Agreement, in the event that the employment of the Manager under the Agreement is terminated within twelve
(12) months of an Acquisition, a Hostile Takeover or a Merger and the termination is without cause, the Company, at its option, will either (a) continue to pay the salary under the Agreement and provide the benefits under the Agreement until the Termination Date or (b) pay upon termination an amount equal to the salary payable to the Termination Date in lieu of notice. Any stock options that have been granted but that have not yet vested shall immediately vest at the date of the final payment, and may be exercised for a period of 30 days only after the final payment."

3.         GENERAL

3.1 In all other respects, the Agreement shall remain in full force and effect.

3.2 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

3.3 This Agreement will be governed by and construed in accordance with the laws of British Columbia.

3.4 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

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3.5        Except as expressly amended by this Agreement, the Management
Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SIGNED, SEALED and DELIVERED by ERWIN BARTZ in the          )
presence of:                                                )
                                                            )
/s/  Jeff Finkelstein                                       )
---------------------                                       )
Signature                                                   )
Jeff Finkelstein                                            )   /s/Erwin Bartz
----------------                                            )   --------------
Print Name                                                  )   ERWIN BARTZ
Suite 150 - 13151 Vanier Place                              )
------------------------------                              )
Address                                                     )
Richmond, B.C. V6V 2J1                                      )
----------------------                                      )
                                                            )
C.A.                                                        )
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Occupation                                                  )



SMARTIRE SYSTEMS INC.

Per:     /s/ Jeff Finkelstein
         --------------------
         Authorized Signatory

Title:   Chief Financial Officer



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